Exhibit 99.1

News Release
FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
January 26, 2011	Rodger A. McHargue at (812) 238-6334
First Financial Corporation reports 2011 Results
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced results for the year and three months ended December 31, 2010. Net income for 2010 increased 23.4% or $5.3 million to $28.0 million from the $22.7 million reported for 2009. Net income for the three months ended December 31, 2010 was $8.4 million compared to $5.9 million for the same period of 2009. Return on assets and return on equity for 2010 was 1.11%and 8.73%, respectively, compared to 0.95% and 7.54% for 2009.
Net interest income for 2010 of $96.6 million is an increase of 11.1% over the $87.0 million reported for 2009. Net interest income for the quarter ended December 31, 2010 was $24.6 million compared to $23.1 million for the fourth quarter of 2009, a 6.6% increase. The net interest margin of 4.35% for 2010 is an increase of 5.3% over the 4.13% reported for 2009 as the Corporation continued to realize the benefits of reduced funding costs.
Non-interest income for the three months ended December 31, 2010 and 2009 was $9.6 and $7.4 million respectively. For 2010, non-interest income was $29.8 million compared to the $28.5 million reported for 2009. Improvements in Trust and financial services income as well as electronic banking income were the primary contributors to the improvement in non-interest income for the year.
Non-interest expense for 2010 was $77.2 million compared to $73.4 million in 2009. During 2010 the Corporation recognized a full year of expenses related to the acquisition of The First National Bank of Danville which occurred in July of 2009. This accounts for approximately $1.5 million of the increase in non-interest expense for the year. For the three months ended December 31, 2010, non-interest expenses were reduced $530 thousand to $19.6 million from the $20.2 million reported for the same period of 2009. The 4th quarter improvement in non-interest expense is largely related to the lower personnel and occupancy costs as efficiencies related to the Danville acquisition in 2009 were realized.
Total deposits at December 31, 2010 increased by $113.3 million or 6.3% to $1.90 billion compared to $1.79 billion reported the same time a year ago. This increase was used to reduce higher cost borrowings, which contributed to the improved net interest margin. There was less overall loan demand in 2010 however the Corporation was able to increase loans by $8.3 million to $1.64 billion. Shareholders’ equity and the book value per share increased 5.0% and 4.8% respectively to $321.7 million and $24.46 per share for 2010. This improvement allowed the Corporation to increase the dividends it paid to shareholders in 2010, something it has done for each of the past 22 years.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.
First Financial Corporation
For the Quarter Ending December 31, 2010
(Dollar amounts in thousands except per share data)

	12/31/10	12/31/09	Change	% Change
Year to Date Information:

Net Income	$28,044	$22,720	$5,324	23.43%
Earnings Per Average Share	$2.14	$1.73	$0.41	23.70%
Return on Assets	1.11%	0.95%	0.16%	16.84%
Return on Equity	8.73%	7.54%	1.19%	15.78%
Net Interest Margin	4.35%	4.13%	0.22%	5.33%
Net Interest Income	$96,616	$86,994	$9,622	11.06%
Non-Interest Income	$29,797	$28,532	$1,265	4.43%
Non-Interest Expense	$77,203	$73,381	$3,822	5.21%
Loss Provision	$9,200	$11,870	($2,670)	-22.49%
Net Charge Offs	$7,963	$8,713	($750)	-8.61%
Efficiency Ratio	58.63%	60.64%	-2.01%	-3.32%

Quarter to Date Information:

Net Income	$8,352	$5,850	$2,502	42.77%
Earnings Per Average Share	$0.64	$0.45	$0.19	42.22%
Return on Assets	1.32%	0.93%	0.39%	41.94%
Return on Equity	10.10%	7.50%	2.60%	34.67%
Net Interest Margin	4.41%	4.19%	0.22%	5.25%
Net Interest Income	$24,601	$23,088	$1,513	6.55%
Non-Interest Income	$9,615	$7,358	$2,257	30.67%
Non-Interest Expense	$19,642	$20,171	($529)	-2.62%
Loss Provision	$2,190	$2,490	($300)	-12.05%
Net Charge Offs	$1,431	$1,881	($450)	-23.92%
Efficiency Ratio	55.25%	63.38%	-8.13%	-12.83%

Balance Sheet:

Assets	$2,451,095	$2,518,722	($67,627)	-2.68%
Deposits	$1,903,043	$1,789,701	$113,342	6.33%
Loans	$1,640,146	$1,631,764	$8,382	0.51%
Shareholders’ Equity	$321,717	$306,483	$15,234	4.97%
Book Value Per Share	$24.46	$23.34	$1.12	4.79%
Average Assets	2,516,782	2,400,100	$116,682	4.86%